Exhibit 3.1

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

ORAMED PHARMACEUTICALS INC.

Pursuant to Section 103(f) of the

General Corporation Law of the State of Delaware

Oramed Pharmaceuticals Inc., a corporation incorporated and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”)

DOES HEREBY CERTIFY:

1.	The name of the corporation is Oramed Pharmaceuticals Inc.

2.	That a Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) was filed with the Secretary of State of Delaware on July 25, 2014. The Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the DGCL.

3.	The inaccuracy or defect of the Certificate of Amendment is that the Certificate of Amendment was not duly adopted by a majority of the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the DGCL.

4.	Article SECOND of the Certificate of Amendment is corrected to read as follows:

“SECOND: This foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by vote of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 222 and 242 of the DGCL.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed this 30th day of August, 2017.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	Chief Executive Officer